Exhibit 10.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT, (“Agreement”) dated as of February 28, 2013, among Premier Holding Corporation, a Nevada corporation ("Purchaser") and members, Patrick Farah and Cheryl Arts (the “Selling Members”) of The Power Company USA, LLC, a limited liability company organized under the laws of Illinois (“Target”) listed on the signature page hereof.

WHEREAS, Purchaser desires to acquire from the Selling Members 80% (eighty percent) of the membership interests of Target (the “Target Membership Interests”) based on PRHL as of the Closing Date;

WHEREAS, the Selling Members desire to sell the Target Membership Interests to Purchaser for the Purchase Price and subject to the terms and conditions of this Agreement; and

WHEREAS, Purchaser desires to purchase the Target Membership Interests from the Selling Members for the Purchase Price and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

"Closing Date" means February 28, 2013 or as soon thereafter as possible.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

"GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in all prior comparable periods.

"Purchase Price" has the meaning ascribed to it in Section 2.1.

"Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Target” has the meaning ascribed to it in the forepart of this Agreement.

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ARTICLE II

CONSIDERATION AND CLOSING

2.1       Purchase and Sale. On the terms and subject to the conditions of this Agreement,

(a)       At the Closing, Purchaser shall purchase from the Selling Members, free and clear of all Liens, 80% (eighty percent) of the Target Membership Interests.

(b)       The Purchase Price shall be payable at the Closing as set forth below.

(c)       The Purchase Price shall be paid in securities of the Purchaser and will consist (i) Thirty Million (30,000,000) shares of Purchaser’s Common Stock (the “Shares”).

(d)       The Purchaser shall have the option of purchasing the remaining 20 percent interest in TPC within 120 days of Closing.

2.2       Closings. The Closing will take place at the offices of Weed & Co. LLP, 4695 MacArthur Court, Suite 1430, Newport Beach, California 92660 on the Closing Date in accordance with the terms of this Agreement, or at such other place or time as Purchaser and the Selling Members mutually agree. At the Closing, Purchaser shall pay to the Selling Members the Purchase Price pursuant to Section 2.1. Simultaneously, the Selling Members shall deliver to Purchaser one or more certificates representing the Target Membership Interests together with all necessary instruments of transfer, in form and substance reasonably satisfactory to Purchaser. At the Closing, there shall also be delivered to Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under the terms of this Agreement, including, but not limited to the following:

(a)	The issuance of 30,000,000 shares of Purchaser’s stock.
(b)	The execution and delivery, concurrent with the Closing Date of Lock-Up Agreements and Trickle Out Agreements between Purchaser and the beneficial owners of 5% or more of Purchaser’s common stock.
(c)	The execution and delivery, concurrent with the Closing Date of one or more option agreements between Sellers and Green Central Holdings Inc. that grant Sellers a 12 month option to purchase up to 5,000,000 shares of Purchaser from Green Central Holdings Inc., or treasury, at $.01 per share
(d)	The execution and delivery, concurrent with the Closing Date of one or more option agreements between Sellers and WePower, LLC that grant Sellers a 12 month option, based on best efforts, to purchase up to 5,000,000 shares of Purchaser from WePower, LLC, or treasury, at $.01 per share.
(e)	The assignment of the Promissory Note dated January 7, 2013 to Marvin Winkler. In exchange, and for consideration, Marvin Winkler, or treasury, will transfer ownership of 5,000,000 shares of Purchaser’s stock to Selling Members.
(f)	The execution and delivery, prior to Closing Date, of all employment contracts for TPC.
(g)	The execution of an Employee Profit Incentive Program (Program) effective Q2 of 2013 and offered to all employees. The Program will trigger upon the Purchaser reaching a profitable status and will be funded based upon 10% (ten percent) net income of total revenues.
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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

The Selling Members represent and warrant to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date (as though made then and as though such Closing Date was substituted for the date of this Agreement throughout this Article III). The Selling Members have delivered a Disclosure Schedule (including exhibits thereto) to Purchaser setting forth certain information, the disclosure of which is required or appropriate in relation to any or all of the following representations and warranties.

3.1       Organization of Target. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The property and business activity of target is to act as a full service, nationwide professional energy consulting firm that locates the best custom energy pricing for its customers.

(a) Target is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

3.2       Capitalization. As of the date hereof, and immediately prior to the consummation of the transactions contemplated hereby and before giving effect to such transactions, the authorized membership interests of Target consists 5,000,000 membership interests, of which the Selling Members own 100% of the legal, economic and beneficial interests. As of the date hereof, there are no preemptive or similar rights to purchase or otherwise acquire membership interests in Target pursuant to any provision of law, the Charter or Operating Agreement (in each case, as amended and in effect on the date hereof), or any agreement to which Target is a party. All Selling Members expressly waive any rights that would otherwise cause a termination of the Target due to this Agreement.

3.3       Financial Statements. Purchaser has received and reviewed financials statements.

3.4       Disclosure. This Agreement does not, and the documents and certificates executed by the Selling Members and/or Target or otherwise furnished by the Selling Members and Target to Purchaser do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Selling Members that:

4.1        Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the corporate power and authority to carry on its business as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been, or will be prior to closing, duly authorized by all requisite corporate actions on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid, binding, and enforceable obligation of Purchaser.

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4.2        Ability to Carry Out Agreement. To the best of Purchaser's knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which Purchaser is a party or to which Purchaser is subject. No consents of any persons under any contract or agreement required to be disclosed pursuant to this Agreement are required for the execution, delivery, and performance by Purchaser of this Agreement.

4.3        The Shares. The Shares to be issued pursuant to this Agreement will be issued at Closing, free and clear of liens, claims, and encumbrances, and Purchaser has all necessary right and power to issue the Shares to the Selling Members as provided in this Agreement without the consent or approval of any person, firm, corporation, or governmental authority.

4.4        Capitalization of Purchaser. The capitalization of Purchaser is, as of the date hereof, comprised of One Hundred Million (100,000,000) of which stock One Hundred Million (100,000,000) shares of the par value of $.0001 each are common stock. As of the date hereof, Purchaser has 61,405,106 shares of common stock issued and outstanding. To the Purchaser’s knowledge, there are no outstanding warrants or options in the money at this time. All issued and outstanding shares are legally issued, fully paid, and non-assessable, and are not issued in violation of the preemptive or other right of any person.

4.5        Contracts. Except as disclosed pursuant to this Agreement, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments between Purchaser and other third parties which are material to the business, financial condition, or results of operation of Purchaser, taken as a whole. For purposes of the preceding sentence, the term "material" refers to any obligation or liability that by its terms calls for aggregate payments of more than $25,000. At Closing, Purchaser shall have a written agreement with Randall Letcavage for salary at $20,000 per month.

4.6        Securities Laws. Purchaser represents that, except as disclosed, it has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to its original stock issuance to its founders, any other issuance of stock, or any dealings with its stockholders, the public, the brokerage community, the SEC, any state regulatory agencies, or other persons. Purchaser represents that all reports required to be filed pursuant to the '34 Act and any applicable U.S. state "Blue Sky" laws have been filed.

4.7        Corporate Records. Copies of all corporate books and records, including, but not limited to, any other documents and records of Purchaser relating to the proceeding of its shareholders and directors will be provided to the Selling Members prior to Closing. All such records and documents are and will be complete, true, and correct.

4.8        Approvals. Except as otherwise provided in this Agreement, no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Purchaser in connection with the execution, delivery, or performance of this Agreement.

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4.9        Full Disclosure. The information concerning Purchaser, set forth in this Agreement, and in Purchaser Disclosure Documents, is, to the best of Purchaser's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.10        Date of Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement is true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. Without limiting the generality of the foregoing, Company represents and warrants that as of the Closing Date, its payables will be $100 or less.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING MEMBERS

All obligations of the Selling Members under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

5.1        Representations and Warranties. The representations and warranties by Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. Purchaser shall deliver on the Closing Date a certificate to this effect, referred to as Purchaser Certificate of Representations and Warranties.

5.2        No Breach or Default. Purchaser shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.3        Action to Pay Purchase Price. Purchaser shall have taken all corporate and other action necessary to issue and deliver the shares representing the Purchase Price to the Selling Members pursuant to this Agreement at Closing. In this regard, Purchaser will need to take necessary steps to amend its Articles of Incorporation to provide for additional shares of common stock, Five Hundred Million (500,000,000) shares of the par value of $.0001 as common stock. Purchaser shall garner the authorization from the selling members before issuing any stock.

5.4        Company Disclosure Documents. Before Closing, Purchaser will have delivered to the Selling Members, or caused the delivery of, Purchaser’s Disclosure Documents.

5.5        Approval of Other Instruments and Documents by the Selling Members. All instruments and documents delivered to the Selling Members pursuant to the provisions of this Agreement shall be reasonably satisfactory to their legal counsel.

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5.6        Corporate Documents. Purchaser shall have delivered to the Selling Members all corporate documents to the effect that:

(A) Purchaser is duly organized, validly existing, and in good standing under the laws of the United States, State of Nevada.

(B) Purchaser has the corporate power to conduct business and, specifically, to carry on its business as now being conducted and is duly qualified to do business in the United States, State of Nevada.

(C) All corporate actions and director approvals have been properly obtained and completed by Purchaser, to the extent, if any, that they are necessary, for all actions required under this Agreement prior to Closing.

(D) This Agreement has been duly authorized, executed, and delivered by Purchaser and is a valid and binding obligation of Purchaser and, in this regard, Purchaser shall provide the Selling Members at Closing with a copy of the resolution or resolutions of the Board of Directors of Purchaser, approving and authorizing the issuance by Purchaser of the shares upon the terms and conditions herein set forth.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

6.1        Representations and Warranties. The representations and warranties executed by and on behalf the Selling Members set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. The Selling Members shall cause to be delivered on the Closing Date the certificate to this effect, referred to in this Agreement as the Certificate of Representations and Warranties executed by each Selling Member.

6.2        Action to Transfer the Target Membership Interests. The Selling Members shall have taken all action necessary to transfer the Target Membership Interests to Purchaser pursuant to this Agreement. In this regard, the conveyance(s) of the Target Membership Interests shall contain such good and sufficient stock powers, and other good and sufficient instruments of sale, conveyance, transfer, and assignment, in form and substance reasonably satisfactory to Purchaser's counsel and with all requisite documentary stamps, if any, affixed, as shall be required or as may be appropriate in order effectively to vest in Purchaser's good, indefeasible, and marketable title to the Target Membership Interests free and clear of all liens, mortgages, conditional sales, and other title retention agreements, pledges, assessments, covenants, restrictions, reservations, easements, and all other encumbrances of every nature.

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In addition to the conveyance and delivery of the Target Membership Interests, the Selling Members shall have taken all action necessary to deliver all of Target's corporate books and records, including but not limited to its files, documents, papers, agreements, formulas, books of account, and records pertaining to its business, and evidence of compliance with applicable securities laws, if required and requested by Purchaser's counsel.

6.3        Target’s Financials. Before Closing, the Selling Members will have delivered the Financial Statements to Purchaser.

6.4        Corporate Documents. Purchaser shall have delivered to the Selling Members all corporate documents to the effect that

(A) Target is duly organized, validly existing, and in good standing under the laws of the State of Illinois.

(B) Target has the corporate power to carry on its business as now being conducted and is duly qualified to do business in any other jurisdiction where required or where the non-qualification to do business would have a material adverse affect on the value of its business.

(C) All action and approvals required in connection to the transfer of the Target Membership Interests to Purchaser have been properly taken, completed or obtained by the Selling Members and/or Target, to the extent, if any, that they are necessary.

ARTICLE VII

COVENANTS AND AGREEMENTS OF THE SELLING MEMBERS

Up to and including the Closing Date, the Selling Members covenant that:

7.1        Access and Information. After the execution of this Agreement, the Selling Members will permit Purchaser to have reasonable access to all information necessary to verify the representations and warranties made herein. After the Closing, the Selling Members will continue to permit Purchaser access to such additional documentation and information as is reasonably necessary to completion of the transactions contemplated under this Agreement.

7.2        Conduct of Business as Usual. Up until the Closing Date, the Selling Members shall insure that Target's operations shall be conducted only in the usual and ordinary course, and that no change will be made to such operations that might adversely affect the value of the Target Membership Interests to be transferred to Purchaser.

7.3       Maintenance of Capital Structure. After Closing Date, Selling Members agree that the Articles of Incorporation, or Bylaws, may be amended

7.4        Best Efforts. The Selling Members shall use their best efforts to fulfill all conditions of the Closing including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

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7.5       Tax Opinion. The Selling Members shall consult with tax advisors, tax lawyers and accountants of their own choosing to satisfy themselves concerning the tax character of the transactions contemplated by this Agreement. The Selling Members acknowledge that tax consequences, if any, of this Agreement shall be the responsibility of the party incurring the same.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF PURCHASER

Up to and including the Closing Date, Purchaser covenants that:

8.1        Maintenance of Capital Structure. Up until the Closing Date, or termination hereof, whichever is the earlier, except as disclosed herein or required under the terms of this Agreement, no change shall be made in the Articles of Incorporation or Bylaws of Purchaser, or the authorized capital stock of Purchaser, save and except to increase the authorized capital stock to Five Hundred Million (500,000,000) shares of common stock, par value $.0001 per share.

8.2        Avoidance of Distributions. Up until the Closing Date, Purchaser shall not declare any dividends, make any payments or distributions to its stockholders or purchase for cash or redeem any of its shares of capital stock.

8.3        Conduct of Business as Usual. Up until the Closing Date, Purchaser shall conduct its operations only in the usual and ordinary course, and that no change will be made to such operations that might adversely affect the value of Purchaser.

8.4        Access and Information. After the execution of this Agreement, Purchaser will permit the Selling Members to have reasonable access to all information necessary to verify the representations and warranties of Purchaser. After the Closing, Purchaser will continue to permit the Selling Members access to such additional documentation and information regarding Purchaser as is reasonably necessary to completion of the transactions contemplated under this Agreement.

8.5        Best Efforts. Purchaser shall use its best efforts to fulfill or obtain the fulfillment of all conditions of the Closing, including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

ARTICLE IX

TERMINATION

9.1        Termination Without Cause. This Agreement may be terminated at any time prior to the Closing Date without cost or penalty to either party by mutual consent of the Selling Members and Purchaser.

9.2        Termination with Cause

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This Agreement may be terminated, with the terminating party to be reimbursed by the other party of all expenses and costs related to this Agreement, if:

(A) Breach or Noncompliance by the Selling Members. The Selling Members shall fail to comply in any material aspect with any of their representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the Selling Members under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

(B) Breach or Noncompliance by Purchaser. Purchaser shall fail to comply in any material aspect with any of its representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by Purchaser under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

ARTICLE X

SECURITIES REGISTRATION; DISCLOSURE

10.1        Private Transaction. The Selling Members understand that the shares issued pursuant to this Agreement, have not been nor will they be registered under the Securities Act of 1933 as amended ("33 Act"), but are issued pursuant to exemptions from registration including but not limited to Regulation D and Section 4(2) of the '33 Act.

10.2        Access to Information. The Selling Members represents that, by virtue of their economic bargaining power or otherwise, they have had access to or has been furnished with, prior to or concurrently with Closing, the same kind of information that would be available in a registration statement under the '33 Act should registration of the shares issued pursuant to this Agreement have been necessary, and that they have had the opportunity to ask questions of and receive answers from Purchaser's officers and directors, or any party acting on their behalf, concerning the business of Purchaser and that they have had the opportunity to obtain any additional information, to the extent that Purchaser possesses such information or can acquire it without unreasonable expense or effort, necessary to verify the accuracy of information obtained or furnished by Purchaser.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1        Survival of Representations and Warranties. All representations, warranties, and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three (3) years from the Closing Date. The Selling Members and Purchaser are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for including any investigation upon which they might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

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11.2        Costs and Expenses. Subject to paragraph 9 herein, all costs and expenses in the proposed sale and transfer described in this Agreement shall be borne by the Selling Members and Purchaser in the following manner:

(A) Attorneys Fees and Costs. Each party has been represented by its own attorney(s) in this transaction, shall pay the fees of its own attorney(s), except as may be expressly set forth herein to the contrary.

(B) Costs of Closing. Each party shall bear its reasonable share of all other Closing costs and expenses arising from this Agreement.

11.3        Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

11.4        Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

11.5       Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7        Governing Law. This Agreement shall be governed by the laws of the United States, State of Nevada.

11.8        Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

11.9        Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

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11.10        Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

11.11        Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

11.12        Facsimile Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

11.13        Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

"Purchaser"

Premier Holding Corporation

By: /s/ Randall M. Letcavage

Name: Randall M. Letcavage

Title: President

“Selling Member”	“Selling Member”
The Power Company, LLC	The Power Company, LLC

By: /s/ Patrick Farah	By: /s/ Cheryl Arts
Name: Patrick Farah	Cheryl Arts
Title: Member	Title: Member

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